Exhibit 99.1
Hercules Offshore, Inc. Announces Investment in Discovery Offshore S.A.
HOUSTON, January 24, 2011 — Hercules Offshore, Inc. (Nasdaq: HERO) announces an investment of $10 million in Discovery Offshore S.A. (“Discovery Offshore”), a newly formed Luxembourg-based company, focused on ownership of ultra high-specification jackup rigs. Discovery Offshore will construct two ultra high-specification jackup rigs, with options for two additional jackup rigs, at Keppel FELS in Singapore. Hercules Offshore will also enter into a Construction Management Agreement and Service Agreements with Discovery Offshore for which the Company will receive compensation to oversee the construction, marketing and operations of rigs owned by Discovery Offshore, as well as perform other corporate administrative functions required by Discovery Offshore.
“We are pleased to announce our investment in Discovery Offshore and the Construction Management and Service Agreements for their ultra high-specification jackup rigs,” said John T. Rynd, President and Chief Executive Officer of Hercules Offshore, Inc. “This marks a new and exciting chapter in our Company’s history, and is an example of how we continue to seek creative and unique opportunities to add value for our stakeholders. These rigs will be among the most capable jackups in the world, and have been designed to meet the exacting requirements of our most demanding customers. Well beyond our equity investment, the value that we bring to Discovery Offshore includes our in-house expertise in engineering, rig management and operations, global marketing presence, and strong customer relationships with key national and international oil companies. With the improving outlook for the offshore drilling industry, we believe that the rig design chosen by Discovery Offshore will be well positioned to take advantage of these positive long-term fundamentals over an extended period of time.”
The two rigs to be constructed are based on Keppel FELS “Super A” Class proprietary design, and are scheduled for delivery in the second and third quarter of 2013, respectively. These ultra high-specification jackup rigs will be capable of operating in harsh environments at water depths of up to 400 feet and drill to depths of 35,000 feet. The rigs will have two million pounds of static hook load, 75 foot cantilever reach, off-line pipe handling capability, high capacity mud circulating systems, 15,000 psi blowout preventer systems, and accommodations capacity for up to 150 personnel. Keppel FELS will build the initial two rigs at a turnkey cost of approximately $208 million per rig. Including project management, spares, commissioning and other fees, total delivery cost is currently estimated at $231 million per rig. Payment terms to Keppel FELS are 20 percent of the turnkey construction price at contract signing, and the remainder due at rig delivery. The two options have the same payment terms, with a turnkey cost of $213 million and $215 million, respectively, subject to standard market adjustments.
Forward-Looking Statements
The information and statements made in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the business of the Company and Discovery Offshore and estimated dates for completion of construction of the Rigs. Such statements are subject to a number of risks, uncertainties and assumptions associated with the Company’s and Discovery Offshore’s business, development, growth management, financing, market acceptance, and relations with suppliers, customers, the ability to successfully negotiate contracts, shipyard and other delays and cost overruns, and general economic and business conditions, changes in domestic and foreign laws and regulations, taxes, changes in competition and pricing environments, and government and regulatory actions and other factors described in the Company’s annual report on Form 10-K and its most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the company’s website at www.herculesoffshore.com. The Company cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

About Hercules Offshore
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
SOURCE: Hercules Offshore, Inc.
CONTACT:
Son P. Vann, CFA
Director, Investor Relations and Finance
713-350-8508